Exhibit 99.1

News

Bausch & Lomb Obtains New York Stock Exchange Listing Extension

FOR RELEASE FRIDAY, SEPTEMBER 29, 2006

ROCHESTER, N.Y. — Bausch & Lomb (NYSE: BOL) today announced that it has received a three-month extension for continued listing and trading on the New York Stock Exchange (NYSE). The extension, which is subject to review by the NYSE on an ongoing basis, provides the Company until January 2, 2007 to file its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission. During the period, trading of the Company’s shares on the NYSE will remain unaffected. If Bausch & Lomb does not make this filing by January 2, 2007, the Exchange could either grant an additional extension of up to three months or move forward with the initiation of suspension and delisting procedures.

Bausch & Lomb indicated that it is working diligently to complete all of the ongoing work described in its August 8, 2006 Form 12b-25, and that it will file the Annual Report on Form 10-K for fiscal year 2005 as soon as practicable.

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News Media Contact:

Barbara M. Kelley

585.338.5386

bkelley@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development and introduction, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 8-K and on Form 12b-25, each dated August 8, 2006.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York.  Bausch & Lomb’s 2004 revenues were $2.2 billion; it employs approximately 13,700 people worldwide and its products are available in more than 100 countries.  More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.